Exhibit 10.10

FORM OF

AGREEMENT

FOR THE PROVISION OF TRANSITION SERVICES

BY AND AMONG

INTERNATIONAL PAPER COMPANY

AND

KAPSTONE KRAFT PAPER COMPANY

Dated as of January 1, 2007

AGREEMENT FOR THE PROVISION OF TRANSITION SERVICES

THIS AGREEMENT (this “Agreement”), effective as of 12.01 am on January 1,  2007 (the “Effective Date”), by and among International Paper Company, a New York corporation (the “Seller”) and Kapstone Kraft Paper Corporation, a Delaware corporation (“Buyer”). Buyer is referred to herein as the “Service Receiver,” and Seller is referred to herein as the “Service Provider.”

WHEREAS, the Service Provider and the Service Receiver are parties to that certain Agreement of Purchase and Sale dated as of June 23, 2006 (the “Purchase Agreement”), pursuant to which the Buyer purchased from the Seller certain Assets related to the Business (as both Assets and Business are defined in the Purchase Agreement);

WHEREAS, this Agreement is the Transition Services Agreement referred to in Section  1.5(s) of the Purchase Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                                Definitions

In this Agreement, the following terms shall have the following meanings.

“EDS Letter of Intent” means the Letter of Intent to be entered into at the Closing by the Service Receiver and Electronic Data Systems Corporation and EDS Information Services LLC, a form of which is attached hereto as Exhibit A.

“SAP Transitional Services Agreement” means the Transitional Services Agreement to be entered into at the Closing by the Service Provider, the Service Receiver and SAP America, Inc., a form of which is attached hereto as Exhibit B.

“Service Receiver Data” means all the data provided by the Service Receiver or created by the Service Provider solely on behalf of the Service Receiver that is used by the Service Provider solely in relation to the provision of the Services including, without limitation, employee information, customer information, product details and pricing information.

“Services” means any of the services set forth in the Schedules attached hereto.

“Term” means, with respect to each of the Services, the period of time beginning on the Closing Date and expiring on the date set forth in the applicable Schedule.

“User Access Agreement” means a User Access Agreement, a form of which is attached hereto as Exhibit C, to be entered into by each employee of the Service Receiver who will have access to certain of the Service Provider’s applications that are designated by the Service

Provider (including, but not limited to, TRAMS, the Wood Procurement System, and CBOPS) for the benefit of the Service Provider.

All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

Section 2.                                Services

(a)                                  Commencing on the Closing Date and continuing throughout the respective Terms, the Service Provider shall provide to the Service Receiver, in connection with the Service Receiver’s operation of the Business, the Services set forth on Schedules attached hereto, in each case subject to the terms and conditions set forth herein. The Services shall be performed by Service Provider with substantially the same degree of care, skill, prudence, quality and efficiency for comparable services performed for the Business when it was owned by the Service Provider.  The Services shall also be substantially equivalent in nature, scope, volume and quality as provided for the Business in the ordinary course in the six (6) months immediately prior to Closing.  Systems (as defined in Section 15) will be operated as is and maintenance will be limited to break/fix.  Any Enhancements (defined below) to the Systems will be dealt with on a case by case basis and will require the Service Receiver to provide a written description of the Enhancement, project plan, deliverables, staffing and cost estimates.  Such a description will be reviewed by the Project Manager appointed by Service Provider as set forth in Section 4 herein, and such Project Manager will determine whether any work will be performed.  The Service Provider will bill such services in respect to the Systems at a cost of $      per hour.  In addition, Service Receiver shall reimburse Service Provider for all reasonable out-of-pocket expenses incurred by Service Provider in connection therewith.  For purposes of this agreement, “Enhancement(s)” shall mean any new improvements, modifications, releases, updates, upgrades and versions of the Systems.

(b)                                 The Service Receiver understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider for the purpose of facilitating the transactions contemplated by the Purchase Agreement. The Service Receiver further understands that the Service Provider is not in the business of providing Services to third parties and will not provide the Services beyond the applicable Term.  In the event that Service Provider, in its discretion, requires additional resources in order to perform its obligations hereunder, the Service Provider may engage such resources at the Service Receiver’s sole cost and expense upon Service Receiver’s consent, which shall not be unreasonably withheld.  The Service Receiver agrees to transition to its own internal organization or other third party service providers the provision of each of the Services as promptly as reasonably practicable, but in no case later than the expiration of the applicable Term.  Service Provider shall reasonably cooperate with any third party service providers for the transition of the Services.

(c)                                  The Service Receiver understands that certain Services will be provided to it by the Service Provider pursuant to agreements between the Service Provider and various vendors.  Service Provider shall promptly notify Service Receiver of the vendors and the Services that will be provided by such vendors in writing.  The Service Receiver will cooperate with any third party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services.  The Service Receiver acknowledges that such Services are dependent on such cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.

(d)                                 The Service Receiver will use commercially reasonable efforts to provide information, including the Service Receiver Data, and documentation necessary for the Service Provider to provide the Services in accordance with the standards set forth in Section 2(a).  The Service Receiver will provide such information and documentation in the format Service Receiver currently has such information and documentation or as otherwise agreed by the parties.  The Service Receiver acknowledges that certain Services are dependent upon such information and documentation, and that its failure to provide such information and documentation as set forth herein shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.  The Service Provider shall assist the Service Receiver in identifying which types of Service Receiver Data are required for the provision of Services.

(e)                                  The Service Receiver will reasonably cooperate with the Service Provider in order to facilitate the provision and receipt of the Services.  The Service Receiver acknowledges that such Services are dependent on such cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.  The Service Receiver will comply with all applicable policies and procedures of the Service Provider provided to the Service Receiver in connection with its receipt of the Services.  Without the prior written consent of the Service Provider, the Service Receiver will not allow any third parties access to Service Provider’s network including, but not limited to, WAN or Internet connectivity, during the term of this Agreement.

Section 3.                                Payment

(a)                                  In consideration for the provision of Services by the Service Provider, the Service Receiver agrees to pay to the Service Provider those amounts determined in accordance with the rates and charges set forth in the applicable Schedule attached hereto. In addition, the Service Receiver shall pay the Service Provider all incidental costs and expenses reasonably incurred by the Service Provider in providing the Services including, but not limited to, air fare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with the Service Provider’s standard policies with respect to such incidental costs and expenses. Notwithstanding the above, the Service Provider shall have the option to increase the charges for any Service provided to the Service Receiver (i) at any time it increases the charges to its own business units for substantially the same service; provided, however, that any increases in charges for such Services shall be limited to the average increases in rates charged for substantially the same services to the Service Provider’s business units; provided, further such increase shall not exceed      % or (ii) if the Service is provided pursuant to an agreement between the Service Provider and a third party, and the third party increases its charges under such agreement.

(b)                                 Within twenty-one (21) days of the last day of each calendar month, the Service Provider shall provide to the Service Receiver an invoice for the preceding month’s

Services, which shall include (i) the Services provided by the Service Provider to the Service Receiver for such month in accordance with the Schedules, (ii) the charges for such Services, (iii) a list of the actual costs and expenses incurred by the Service Provider for such month, and (iv) reasonable documentation verifying the actual expenses in addition to the rates and charges set forth in the Schedules attached hereto.  The amount stated in such invoices shall be paid by the Service Receiver in full within thirty (30) days of the invoices being issued to an account designated by the Service Provider.

(c)                                  Without prejudice to the Service Provider’s other rights and remedies, where any sum remains unpaid five (5) days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at an annual interest rate of nine percent (9%).

(d)                                 All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax or other applicable similar tax or levy, which shall be payable by the Service Receiver except for any taxes based on Service Provider’s net income.

(e)                                  The Service Receiver shall pay all amounts due under this Agreement free of any set-off, deduction or withholding.

(f)                                    In the event of any material service interruption, whether or not scheduled, or any other disputed invoiced amount, Service Provider and Service Receiver agree to negotiate in good faith to adjust the relevant charges for the applicable Services or other costs if and to the extent appropriate.

Section 4.                                Project Managers

The Service Provider and the Service Receiver shall each appoint a person to act as its project manager (each, a “Project Manager”) to deal with issues arising out of the performance of this Agreement, and to facilitate orderly provision and receipt of the Services. Initially, the Project Manager for the Service Provider shall be Dennis Schroeder, and the Project Manager for the Service Receiver shall be Danny Tomlinson.  Each party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Project Manager for problem resolution.

Section 5.                                Dispute Resolution

(a)                                  In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees or any claim by a party that the other party has breached the terms hereof (each, a “Dispute”), the Project Managers shall meet (by telephone or in person) no later than two (2) business days after receipt of notice by either party of a request for resolution of a Dispute.  The Project Managers shall enter into negotiations aimed at resolving any such Dispute.  If the Project Managers are unable to reach a mutually satisfactory resolution of the Dispute within ten (10) business days after receipt of notice of the Dispute, the Dispute shall be referred to an Executive Committee (the “Executive Committee”) comprised of at least one member of the senior management of each party.  The initial members of the Executive Committee, including relevant contact information, are set forth on Schedule IX, and either party may replace its Executive

Committee members at any time with other members of similar seniority by providing notice in accordance with Section 13.  The Executive Committee will meet (by telephone or in person) during the next ten (10) business days and attempt to resolve the Dispute.  In the event that the Executive Committee is unable to resolve the Dispute, the Dispute shall be referred to arbitration as set forth in Section 5(b).

(b)                                 Any Dispute that cannot be resolved by the Executive Committee shall be settled exclusively by arbitration before a single arbitrator (“Arbitrator”), in accordance with this Section 5(b) and the Commercial Arbitration Rules and Expedited Procedures of the American Arbitration Association (“AAA”) then in effect (the “Rules”).  Judgment upon any award rendered by the Arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the AAA and shall be the exclusive remedy for determining any such Dispute, regardless of its nature.

(i)                         If the parties are unable to agree upon an arbitrator, within fifteen (15) days of receipt by respondent of the demand for arbitration, the parties shall select a single arbitrator from a list of nine (9) arbitrator-candidates selected by the AAA.  Any arbitrator-candidate proposed by the AAA shall be an attorney (or retired judge) admitted to practice for at least fifteen (15) years, with significant experience as an arbitrator of large commercial cases.  If the parties are unable to agree upon an arbitrator from the list so drawn within fifteen (15) days of receipt thereof, then the parties shall each have the opportunity to strike up to three (3) names from the list without cause, to rank the remaining names in order of preference in accordance with the Rules, and to simultaneously return the list to the AAA within twenty (20) days of the transmittal date (or on such date as directed by the AAA).  If a party does not return the list within the time specified, all persons named therein shall be considered acceptable.  Of the arbitrator-candidates remaining on the list and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve.  If for any reason none of the arbitrators remaining on the list are available to serve, the parties shall repeat the striking and ranking process with a new list supplied by the AAA until an Arbitrator is selected.

(ii)                      Consistent with the expedited nature of arbitration, the parties shall be entitled to reasonable discovery subject to the discretion of the Arbitrator.  The Arbitrator may, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the AAA and the provisions of this Section 5(b)(ii), the provisions of this Section 5(b)(ii) shall govern.

(iii)                   Any filing fees shall be borne initially by the party requesting arbitration.  Thereafter, each party shall be responsible for its own expenses and attorneys’ fees, and fifty percent (50%) of the costs and fees of the arbitration.

(iv)                  The Arbitrator shall have the authority to award any remedy of relief in accordance with the terms of this Agreement and the laws of State of Tennessee.  The Arbitrator shall render an award and written opinion, stating the findings of fact and conclusions of law on which the award is based, and the award shall be final and binding upon the parties.

Neither party shall have the right to appeal the Arbitrator’s decision, except on the limited grounds set forth in the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(v)                     Unless mutually agreed by the parties otherwise, any arbitration shall take place in Chicago, Illinois.

Section 6.                                Ownership and Transfer of Intellectual Property

(a)                                  The Service Receiver Data shall be and shall remain the property of the Service Receiver and, to the extent reasonably practicable without unreasonable cost or effort, shall be promptly provided by the Service Provider upon the Service Receiver’s request; provided that in no event shall the Service Provider be required to change the format or otherwise modify the Service Receiver Data.  Service Provider shall only use the Service Receiver Data to provide the Services to Service Receiver as set forth herein and for no other purpose whatsoever.  In the event that the Service Receiver requires any additional migration services, the Service Receiver shall submit a written request describing such services to the Service Provider’s Project Manager, and the Service Provider shall decide, in its sole discretion, whether to provide such migration services.  All such migration services shall be provided at the Service Receiver’s sole cost and expense. The Service Provider’s services will be billed at $___ per hour which is consistent with the rate for enhancements to the Systems.  In addition, Service Receiver shall reimburse Service Provider for all out-of-pocket expenses incurred by Service Provider in connection therewith.

(b)                                 All other data, information and intellectual property created by the Service Provider in connection with provision of the Services shall remain property of the Service Provider.  Notwithstanding the foregoing, Service Provider hereby grants to Service Receiver a perpetual, non-exclusive, irrevocable, royalty-free right and license with rights to sublicense and reproduce, make derivative works of in any form of medium, whether known now or later developed, make, create, modify, have made, use any modifications, enhancements, or derivative works of such data, information and intellectual property created in connection with the provision of the Services.

Section 7.                                Sub-Contracting; Third Party Agreements

(a)                                  The Service Provider may delegate or sub-contract its duties under this Agreement to a qualified third party, provided that, notwithstanding such delegation or sub-contracting, the Service Provider shall still remain liable for the performance of its duties hereunder.

(b)                                 The Service Receiver acknowledges that the Services provided through third parties or using third-party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such third parties, and the Service Receiver agrees to comply with such terms and conditions provided in writing to Service Receiver.

(c)                                  Notwithstanding anything to the contrary contained herein, the Service Provider shall use reasonable best efforts to obtain any consents or licenses from vendors that the Service Provider believes are necessary in order to provide services under this Agreement;

provided, however, that the Service Provider shall not be required to pay any fees to any vendor to obtain such consent or license that is required for the provision of the Services, and the Service Receiver shall pay any fees for such required consent or license.  In the event that the Service Provider is unable to obtain any such consent, the parties will work together to agree upon a commercially reasonable alternative arrangement.  Any costs and expenses incurred by the Service Provider (i) in connection with its efforts to obtain and implement such consents and (ii) in connection with the implementation of any such commercially reasonable alternative arrangement shall be borne by the Service Receiver.

Section 8.                                Term and Termination and Effects of Termination

(a)                                  The term of this Agreement shall begin on the Effective Date and continue until the earlier of (i) termination or expiration of all of the respective Terms or (ii) termination in accordance with Section 8(c), 8(d) or 8(e).

(b)                                 Except as otherwise provided herein or unless otherwise agreed in writing by the parties, the Service Provider’s obligation to provide or procure, and the Service Receiver’s obligation to purchase, a Service shall cease as of the end of the applicable Term.

(c)                                  Service Receiver may terminate this Agreement or any Schedule for convenience upon forty-five (45) days prior written notice to Service Provider; provided that Service Receiver shall pay any third party costs which Service Provider incurs as a result of terminating any contractual relationships with the third party providers.

(d)                                 If the Service Receiver should, at any time during the respective Terms, cease to require the Service Provider to provide any of the Services set forth in the Schedules (the “Designated Services”), Service Receiver shall have the right to terminate the Services in accordance with Section 8(c) and the following restrictions:

(i)                         Schedule III (1) & (2) — provides basic site connectivity plus other basic services which are interrelated and cannot be terminated until all services requiring network access have been terminated.  Services in Schedules I, II, IV and V require network access.

(ii)                      Schedules I, II and IV must be terminated simultaneously.  However, the Credit function on Schedule II may be moved to the Service Receiver but will still require the SAP services from Schedule I.

(iii)                   Schedule III (3) thru (6) — no restrictions.

(iv)                  Schedule V — no restrictions.

(v)                     Other Schedules — no restrictions.

(e)                                  In the event that a party commits a breach of any of the material terms or conditions of this Agreement, the other party may terminate this Agreement (i) if such breach may be cured, upon written notice if the breaching party fails to cure such breach within thirty

(30) days after its receipt of written notice thereof or (ii) if such breach is incapable of cure, upon written notice.

(f)                                    Upon termination or expiration of this Agreement, the Service Receiver shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration.  In addition, each party shall, at the disclosing party’s option, return or destroy the Confidential Information of the other party.  In the event that the disclosing party elects destruction, the other party shall furnish to the disclosing party a written certificate of destruction signed by an officer of the certifying party.

Section 9.                                Limitation of Liability

(a)                                  Except for breach of a party’s confidentiality obligations and a party’s indemnity obligations set forth in Section 10, neither party shall be liable (including any liability for the acts and omissions of its employees, agents and sub-contractors) to the other party in connection with this Agreement except with respect to direct damages arising out of the other party’s willful misconduct or gross negligence in performing its obligations under this Agreement, provided that such direct damages shall not exceed the aggregate fees paid or payable by or to the other party pursuant to this Agreement.

(b)                                 Neither party shall be liable for any indirect, special, consequential or liquidated damages of any kind whatsoever (including, without limitation, attorneys’ fees) arising out of or in connection with performing its obligations under this Agreement, even if it had been advised, knew or should have known the possibility thereof including, but not limited to lost profits, lost business revenue and failure to realize expected savings.

Section 10.                          Indemnification

(a)                                  The Service Receiver hereby agrees to indemnify and hold the Service Provider, its employees, shareholders, officers, directors and agents harmless from and against any and all third party: claims, actions, suits, losses, demands, damages, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of the gross negligence or willful misconduct of Service Receiver in performing its obligations under this Agreement, including its obligations under Section 14.  The Service Provider hereby agrees to indemnify and hold the Service Provider, its employees, shareholders, officers, directors and agents harmless from and against any Losses arising out of or resulting from the willful misconduct of Service Provider in performing its obligations under this Agreement.  In the event that any deliverable or work product infringes a third party’s intellectual property rights or Service Provider receives a notice of a possible infringement of a third party’s intellectual property rights.  Service Provider shall (i) procure or obtain the right for Service Receiver to continue using it at Service Receiver’s cost with prior written consent; (ii) modify the deliverable or work product to make it non-infringing or (iii) refund to Service Receiver the fees paid for the Services that are subject to such infringement.  The obligations of the indemnifying party under this Section 10 with respect to third party Losses will be subject to the following terms and conditions:

(i)                                    Any party making a claim for indemnification pursuant to this Section 10 (the “Indemnified Party”) must give the other party who indemnification is sought (the

“Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party shall not relieve the Indemnifying Party of its obligations pursuant to this Section 10, except to the extent that such failure actually harms the Indemnifying Party.  Such notice must contain a description of the claim and the nature and amount of the Losses (to the extent that the nature and amount of the Losses is known or reasonably ascertainable at such time).

(ii)                                  With respect to the defense of any Proceeding against or involving an Indemnified Party in which a third party in question seeks the recovery of a sum of money, the Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(iii)                               the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense;

(iv)                              Notwithstanding Section 10(a)(iii), the Indemnifying Party shall not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party (which counsel shall be reasonably acceptable to the Indemnified Party), if

(a)                                  the Indemnifying Party elects within fifteen (15) days in writing not to assume the defense of the claim,
(b)                                 a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or
(c)                                  a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;

provided, in each case, that the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)                                 In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request.  Regardless of which party defends such claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(c)  Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any such claim for which the Indemnifying Party has assumed the defense if pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  If a firm offer is made to settle such claim, which offer the Indemnifying Party is permitted to settle under this Section 10(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect.  If the Indemnified Party objects to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered.

Section 11.                          Insurance

Each party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

Section 12.                          Force Majeure

(a)                                  Neither party shall be liable for delay in performance (other than the payment of money) caused by circumstances beyond the reasonable control of the party affected (an event of “Force Majeure”), including but not limited to (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any applicable law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that limits or prevents a party from performing its obligations hereunder or any notice from any such agency of its intention to fine or penalize such party or otherwise impede or limit such party’s ability to perform its obligations hereunder.

(b)                                 The Service Provider will use its commercially reasonable efforts to provide uninterrupted Services through the respective Terms. In the event, however, that the Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities, the Service Provider shall not be obligated to deliver such Service during such periods, provided that the Service Provider agrees to give prior written notice of any scheduled interruption. Notices provided under this Section 12(b) shall be provided to the Service Receiver’s Vice President of Information Technology or other executive designated by the Service Receiver, and may be provided by e-mail at an address designated by the Service Receiver.

Section 13.                          Notices

All demands, notices, communications and reports (“notices”) provided for in this Agreement will be in writing and will be either personally delivered, mailed by registered mail, return receipt requested, or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 13:

(a)                                  If to the Service Provider to:

International Paper Company
6400 Poplar Avenue
Memphis, TN 38197
Fax No.: (901) 214-1248
Attention: General Counsel

with copies to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY  10103

Fax No.: (212) 237-0100

Attention: Charles E. Carpenter, Esq.

(b)                                 If to the Service Receiver:

Stone Arcade Acquisition Corp.

One Northfield Plaza, Suite 480

Northfield, IL 60093

Attention: Roger W. Stone

with a copy to:

Sonnenschein, Nath & Rosenthal LLP

7800 Sears Tower

233 South Wacker Drive

Chicago, IL  60606

Attention:  Donald G. Lubin, Esq.

Any such notice will be deemed to have been given when delivered personally, upon receipt if sent by registered mail, return receipt requested, or on the business day after deposit with a reputable overnight courier service, as the case may be.

Section 14.                          Confidentiality of Information

(a)                                  Except as provided below, all data and information disclosed between the Service Provider and the Service Receiver pursuant to this Agreement, including information relating to or received from third parties and any Service Receiver Data, is deemed confidential (“Confidential Information”).  A party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement, provided that the Receiving Party’s obligation hereunder shall not apply to information that:

(i)                         is already in the Receiving Party’s possession at the time of disclosure thereof;

(ii)                      is or subsequently becomes part of the public domain through no action of the Receiving Party;

(iii)                   is subsequently received by the Receiving Party from a third party which has no obligation of confidentiality to the party disclosing the Confidential Information; or

(iv)                  information developed or provided by the Service Provider to be used by the Service Receiver in the ordinary course of business.

(b)                                 Notwithstanding Section 14(a), Confidential Information may be disclosed by the Receiving Party:

(i)                         to the Receiving Party’s affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any third parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”), provided that the Receiving Party ensures that such Agents comply with this Section 14; and

(ii)                      as required by applicable law, provided that, if permitted by law, written notice of such requirement shall be given promptly to the other party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall cooperate with the other party as reasonably requested by the other party in connection with such actions.

(c)                                  If, at any time, either party determines that the other party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel of the other party has accessed Confidential Information, or that the other party or any of its personnel has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such party’s Confidential Information, such party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify the other party.  In addition, either party shall have the right to deny personnel of the other party access to such party’s Confidential Information upon notice to the other party in the event that such party reasonably believes that such personnel pose a security concern.  Each party will cooperate with the other party in investigating any apparent unauthorized access to or use of such party’s Confidential Information.

Section 15.                          System Security

(a)                                  If the Service Receiver is given access to any of the Service Provider’s computer systems or software (collectively, “Systems”) in connection with receipt of the Services, the Service Receiver shall comply with all of the Service Provider’s system security policies, procedures and requirements that have been provided in writing to Service Receiver (collectively, “Security Regulations”), including but not limited to, Service Provider’s Information Resource Use Policy attached hereto and made a part hereof as Exhibit D and will not tamper with, compromise or circumvent any security or audit measures employed by the Service Provider.  The Service Receiver shall access and use only those Systems of the Service Provider for which it has been granted the right to access and use.

(b)                                 The Service Receiver will use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the Service Provider gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c)                                  If, at any time, the Service Receiver determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Service Receiver personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, the Service Receiver shall immediately terminate any such personnel’s access to the Systems and immediately notify the Service Provider.  In addition, the Service Provider shall have the right to deny personnel of the Service Receiver access to its Systems upon notice to the Service Receiver in the event that the Service Provider reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 15(c) or otherwise pose a security concern.  The Service Receiver will cooperate with the Service Provider in investigating any apparent unauthorized access to the Service Provider’s Systems.

Section 16.                          Miscellaneous

(a)                                  Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect, and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law. In such circumstances, the parties agree to negotiate in good faith amendments to this Agreement designed to restore to the parties the respective benefits they held under this Agreement prior to the declaration of invalidity or unenforceability.

(b)                                 Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(i)                         As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(ii)                      As used in this Agreement, an “affiliate” of, or a person “affiliated” with, a specified person, is a person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(iii)                   As used in this Agreement, “including” shall mean including without limitation.

(c)                                  Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(d)                                 Entire Agreement; Amendments.  This Agreement and the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of  the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(e)                                  Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(f)                                    Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 7 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other party hereto; provided however, that either party may assign or delegate its rights and obligations hereunder without the consent of the other party to any affiliate; provided, further that any such assignment or delegation shall not relieve the assigning or delegating party of any of its obligations under this Agreement.

(g)                                 Waiver.  The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights shall not operate as a continuing waiver of such rights.

(h)                                 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Service Provider and its successors and permitted assigns, with respect to the obligations of the Service Receiver under this Agreement, and for the benefit of the Service Receiver, and its successors and permitted assigns, with respect to the obligations of the Service Provider under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

(i)                                     Independent Contractor Status.  The Service Provider shall be deemed to be an independent contractor to the Service Receiver.  Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and the Service Receiver.  The relationship created between the Service Provider and the Service Receiver pursuant to or by this Agreement is not and shall not be one of partnership or joint venture.  No party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venturer of any other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of any other party hereto.  Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name: C. Cato Ealy
Title: Senior Vice President

KAPSTONE KRAFT PAPER CORPORATION

By:	/s/ Roger W. Stone
Name: Roger W. Stone
Title: Chairman and Chief Executive Officer

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